EXHIBITS

EXHIBIT 21.1

Subsidiaries of the Registrant

As of December 31, 2025, the Company had the following subsidiaries:

Name	Jurisdiction
California Precious Metals LLC	Nevada
Peeples Inc.	Delaware
RITE Precious Metals, Inc.	Michigan